Exhibit (a)(5)(D)

PRESS RELEASE

FOR IMMEDIATE RELEASE

TIBERIUS CAPITAL EXTENDS TENDER OFFER AT $1.15 PER SHARE FOR ALL MATHSTAR (OTC: MATH.PK) COMMON SHARES UNTIL 11:59 P.M., NEW YORK CITY TIME ON JULY 15, 2009

CHICAGO, Illinois, July 1, 2009—Tiberius Capital II, LLC (“Tiberius”), a value-opportunity fund located in Chicago, announced today that it is extending its tender offer for all MathStar (OTC: MATH.PK) common shares at $1.15 per share until 11:59 P.M., New York City time, on July 15, 2009. Tiberius also announced that it has increased its tender offer to be for all outstanding common shares. As of June 30, 2009, approximately 672,000 MathStar common shares have been tendered and not withdrawn.

The reasons for the extension of the tender offer are to:

1)	Give MathStar shareholders enough time to evaluate the results of the upcoming vote on liquidation of MathStar at the shareholders’ meeting to be held on July 10, 2009;

2)	Give MathStar shareholders enough time to contemplate the increase in the tender offer to 100% of the outstanding common shares.

Tiberius urges MathStar shareholders to tender and alerts MathStar shareholders that the vote on liquidation is advisory only. This means that, even if the shareholders vote in favor of liquidation, MathStar’s Board of Directors might decide to ignore the will of the shareholders.

“MathStar shareholders should tender to Tiberius,” said John Fife, who along with Bob Sullivan is a principal of Tiberius. “Even if the shareholders vote for liquidation, MathStar’s directors may, in our opinion, be inclined to ignore the will of the shareholders and continue to spend the Company’s money to entrench themselves.” CEO Pihl was paid $468,000 in total compensation during 2008, although he apparently repaid $119,000 of it in 2009.

Tiberius also points out to MathStar shareholders the following quotations from MathStar’s own 2008 10-K, filed on March 31, 2009:

•	“On May 20, 2008, the Board of Directors voted to curtail research and development activities and ongoing operations….”

•	“[MathStar’s] FPOA chips are highly complex and may contain defects, errors or failures. … [MathStar] has experienced defects in the past and may experience defects in the future.”

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“[MathStar’s] technology does not have patent protection outside of the United States. This could result in the appropriation of [MathStar’s] technology outside of the United States, which could have an adverse effect on [MathStar’s] ability to sell or otherwise capitalize on [MathStar’s] intellectual property.”

•	“[MathStar’s] common stock is thinly traded, and [MathStar’s] stock price may be volatile, which means that purchases of [MathStar’s] common stock could incur substantial losses.”

•	“If there are substantial sales of [MathStar’s] common stock, [MathStar’s] stock price could decline.”

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“[MathStar] may be at risk of shareholder litigation. … Some MathStar shareholders have informed [MathStar’s] Board that they believe [MathStar] should enter into particular transactions, including mergers and liquidation, and that they disagree with the Board’s actions to date.”

In light of the above uncertainties and risks, Tiberius urges all MathStar shareholders to tender all of their shares.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained herein that are not clearly historical in nature or that may necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “potential,” “strategy,” “pursue,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as delays in effecting the tender offer, unanticipated events, prolonged adverse conditions in the U.S. economy, and expectations regarding MathStar’s financial condition and liquidity. Forward-looking statements involve risks and uncertainties.

TIBERIUS CAPITAL II, LLC

303 EAST WACKER DRIVE, SUITE 311, CHICAGO, ILLINOIS 60601